Solstice Advanced Materials Reports Fourth Quarter 2025 Results
•Net Sales of $987 million up 8% YoY reflecting double-digit growth in Nuclear (Alternative Energy Services), Electronic Materials, and Refrigerants
•Net Income attributable to Solstice Advanced Materials of $41 million
•Adjusted Standalone EBITDA1 of $189 million, with Adjusted Standalone EBITDA Margin1 of 19.1%
•For Full-Year 2025, Net Sales of $3.9 billion, Net Income attributable to Solstice Advanced Materials of $237 million and Adjusted Standalone EBITDA1 of $957 million with Adjusted Standalone EBITDA Margin1 of 24.6%
•Company provides Full-Year 2026 Guidance; expects Net Sales of $3.9-$4.1 billion, Adjusted EBITDA1 of $975-$1,025 million, Adjusted Diluted Earnings per Share (EPS)1,2 of $2.45-$2.75

MORRIS PLAINS, N.J., February 11, 2026 – Solstice Advanced Materials Inc. (Nasdaq: SOLS) (“Solstice” or “the Company”), a global leader in high-performance specialty materials, today reported financial results for the fourth quarter of 2025.
“I’m pleased to report Solstice’s strong fourth quarter results, with better-than-anticipated results reinforcing the value of our differentiated technology platform and product offerings,” said David Sewell, President and Chief Executive Officer. “We are seeing continued momentum and demand in our businesses aligned with key secular growth trends, such as data centers, A.I., and nuclear energy, underscoring the significant opportunity for long-term growth in the attractive end markets we serve. We are delivering on our commitment to invest in projects that will drive capacity, technology, and operating efficiency in these high-growth areas, including our announcement just yesterday regarding our efforts to expand our nuclear conversion business. In parallel, we remain focused on allocating capital with discipline, and we are pleased to begin returning capital to shareholders through a quarterly dividend announced today.”

Consolidated Financial Highlights	For The Three Months Ended December 31,
(Dollars in millions)	2025	2024	% Change
Net Sales	$987	$913	8%
Net Income attributable to Solstice	$41	$133	(69)%
Adjusted Standalone EBITDA[1]	$189	$235	(20)%
Adjusted Standalone EBITDA Margin[1]	19.1%	25.8%	(662) bps
Net Sales in the fourth quarter of 2025 were $987 million, an 8% increase compared to the fourth quarter of 2024, reflecting a 10% increase in Net Sales in the Refrigerants & Applied Solutions segment and a 4% increase in Net Sales in the Electronic & Specialty Materials segment. Organic Net Sales1 increased by 6% in the fourth quarter driven by favorable pricing and volume growth.
Net Income attributable to Solstice in the fourth quarter of 2025 was $41 million, compared to Net Income attributable to Solstice of $133 million in the fourth quarter of 2024. The decline was primarily driven by higher operating costs, net interest expense, and non-controlling interest, partially offset by higher Net Sales and lower income tax expense.
Adjusted Standalone EBITDA1 for the fourth quarter of 2025 was $189 million, a decrease of 20% compared to the fourth quarter of 2024. Adjusted Standalone EBITDA Margin1 for the fourth quarter of 2025 decreased 662 basis points to 19.1%. The decline was primarily driven by previously anticipated factors including transitory costs, the margin impact of the ongoing transition to low global warming potential (“LGWP”) refrigerants, and the impact of plant downtime and cost absorption, which more than offset strong top line growth.

	For The Year Ended December 31,
(Dollars in millions)	2025	2024	% Change
Net Sales	$3,886	$3,770	3%
Net Income attributable to Solstice	$237	$594	(60)%
Adjusted Standalone EBITDA[1]	$957	$995	(4)%
Adjusted Standalone EBITDA Margin[1]	24.6%	26.4%	(176) bps
Net Sales for the full year 2025 were $3.9 billion, a 3% increase compared to the full year 2024, reflecting a 3% increase in Net Sales in the Refrigerants & Applied Solutions segment and a 5% increase in Net Sales in the Electronic & Specialty Materials segment. Organic Net Sales1 increased by 2% for the full year 2025 driven by volume growth and favorable pricing in Refrigerants, demand-driven volume growth in Electronic Materials, and favorable pricing in Research & Performance Chemicals. This increase was partially offset by the impact of opportunistic Nuclear (Alternative Energy Services, or “AES”) sales that occurred in 2024 and volume declines in Healthcare Packaging.
Net Income attributable to Solstice for the full year 2025 was $237 million compared to Net Income attributable to Solstice of $594 million for the full year 2024, which includes the impact of higher income tax expense driven by frictional taxes associated with the Company’s spin-off from Honeywell.
Adjusted Standalone EBITDA1 for the full year 2025 was $957 million, a decrease of 4% compared to the full year 2024. Adjusted Standalone EBITDA Margin1 for the full year 2025 decreased 176 bps to 24.6%. The decline was primarily driven by refrigerants product mix as a result of the ongoing transition to LGWP refrigerants, which more than offset favorable pricing.

Financial Position
Capital Expenditures for the full year 2025 were $408 million, a 38% increase compared to the prior-year period due to planned increases in capital spending to drive long-term growth.
Adjusted Standalone EBITDA - capex1 for the full year 2025 was $549 million, a 21% decrease compared to the prior year. The decrease in Adjusted Standalone EBITDA - capex1 was primarily driven by the increase in Capital Expenditures and a decline in Adjusted Standalone EBITDA1.
As of December 31, 2025, the Company’s Total Long-Term Debt was $2.0 billion and Cash and Cash Equivalents were approximately $534 million. As a result, the Company’s Net Leverage ratio was approximately 1.5x based on full year 2025 Adjusted Standalone EBITDA2. Total liquidity was approximately $1.5 billion, including Cash and Cash Equivalents and $1.0 billion of availability through the Company’s revolving credit facility.
On February 9, 2026, the Solstice Board of Directors approved a quarterly cash dividend of $0.075 per share. The dividend is expected to be paid on March 10, 2026 to shareowners of record as of February 24, 2026.
Segment Highlights
Refrigerants & Applied Solutions (RAS)

	For The Three Months Ended December 31,
(Dollars in millions)	2025	2024	% Change
Net Sales
Refrigerants	$367	$307	20%
Building Solutions & Intermediates	181	190	(5)%
Alternative Energy Services	111	80	39%
Healthcare Packaging	52	69	(25)%
RAS Segment Net Sales	$710	$646	10%
RAS Segment Adjusted EBITDA	$190	$252	(25)%
RAS Segment Adjusted EBITDA Margin	26.8%	39.0%	(1,225) bps
Net Sales for the Refrigerants & Applied Solutions segment were $710 million in the fourth quarter of 2025, up 10% compared to the fourth quarter of 2024. Net Sales in Refrigerants increased 20% in the fourth quarter of 2025 compared to the fourth quarter of 2024, reflecting strong volume and pricing across the business’ product offerings. Net Sales in Nuclear (Alternative Energy Services) increased 39% in the fourth quarter of 2025 compared to the fourth quarter of 2024, reflecting both favorable pricing and increased volumes. These increases were partially offset by a 25% decline in Net Sales in Healthcare Packaging driven by anticipated customer destocking and a 5% decline in Building Solutions & Intermediates.
Segment Adjusted EBITDA for the Refrigerants & Applied Solutions segment decreased 25% in the fourth quarter of 2025 compared to the fourth quarter of 2024. Segment Adjusted EBITDA Margin for the segment decreased 1,225 basis points compared to the fourth quarter of 2024. The decrease was primarily driven by previously anticipated factors, including transitory cost items, plant under absorption in Healthcare Packaging in the quarter due to customer destocking, and stationary refrigerant product mix as a result of the near-term impact of the ongoing transition to LGWP refrigerants. These decreases were partially offset by favorable pricing and volume growth.

Electronic & Specialty Materials (ESM)

	For The Three Months Ended December 31,
(Dollars in millions)	2025	2024	% Change
Net Sales
Research & Performance Chemicals	$121	$125	(3)%
Electronic Materials	112	94	19%
Safety & Defense Solutions	43	48	(10)%
ESM Segment Net Sales	$277	$267	4%
ESM Segment Adjusted EBITDA	$51	$57	(11)%
ESM Segment Adjusted EBITDA Margin	18.4%	21.3%	(294) bps
Net Sales for the Electronic & Specialty Materials segment were $277 million in the fourth quarter of 2025, up 4% compared to the fourth quarter of 2024. Growth was primarily driven by a 19% increase in Electronic Materials attributable to volume growth driven by strong demand. This increase was partially offset by a 10% decline in Safety & Defense Solutions driven by lower volumes due to order timing, as well as a 3% decline in Research & Performance Chemicals due to lower construction related demand.
Segment Adjusted EBITDA for the Electronic & Specialty Materials segment decreased 11% in the fourth quarter of 2025 compared to the fourth quarter of 2024. Segment Adjusted EBITDA Margin for the segment decreased 294 basis points compared to the fourth quarter of 2024. The decrease was primarily driven by the impact of previously contemplated transitory cost items and expected plant downtime.
Corporate Expenses
Corporate Expenses totaled $52 million in the fourth quarter of 2025, compared to $48 million in the fourth quarter of 2024. The estimated incremental standalone cost adjustments were negligible in the fourth quarter of 2025, as compared to $26 million in the fourth quarter of 2024, as the Company’s efforts to prepare to operate independently were completed in anticipation of the October 2025 separation from Honeywell.
Income Tax Expense
Income Tax Expense was $32 million in the fourth quarter of 2025, a decrease of $10 million compared to the fourth quarter of 2024 due to lower pre-tax income.
Income Tax Expense was $362 million for the full year 2025, an increase of $170 million compared to the full year 2024, primarily driven by frictional taxes associated with the Company’s separation from Honeywell.

2026 Financial Outlook
Solstice is providing full-year and first quarter 2026 financial guidance.
For full-year 2026, Solstice expects the following:
•Net Sales in a range of $3.9 billion to $4.1 billion;
•Adjusted EBITDA1 in a range of $975 million to $1,025 million;
•Adjusted Diluted EPS1,2 in a range of $2.45 and $2.75; and
•Capital Expenditures in a range of $400 million to $425 million.
For the first quarter 2026, Solstice expects the following:
•Net Sales in a range of $935 million to $985 million; and
•Adjusted EBITDA1 in a range of $235 million to $245 million.
“As we move into 2026, we are confident in our ability to build on our track record of operational excellence and continue unleashing growth across the business,” said David Sewell, President and Chief Executive Officer. “We are well-positioned to deliver on our first quarter and full-year 2026 targets, and we will remain focused on driving shareholder value as we execute our strategy and position Solstice for continued long-term success.”

The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) or Adjusted Net Earnings per Share attributable to Solstice to GAAP net income (loss) attributable to Solstice, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as repositioning charges, impairment charges, and litigation and other matters) used to calculate projected net income (loss) vary based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). These statements represent forward-looking information and a projected financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-Looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.
1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Financial Measures" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of historical non-GAAP measures and ratios to the most directly comparable GAAP measure.
2 The Company defines Adjusted Diluted EPS as adjusted net income divided by the diluted weighted average shares outstanding. The Company defines Adjusted Net Income as net income attributable to Solstice Advanced Materials excluding the after-tax impact of amortization of acquired intangibles, remeasurement of foreign currencies, nonoperating pension and other postretirement expense (income), transaction-related costs, repositioning charges, asset retirement obligations accretion, asset impairment charges, litigation costs and insurance settlements (net of recoveries), gains and losses on disposal of assets, and certain other items that are otherwise of an unusual or non-recurring nature.

Conference Call Details
Solstice will discuss its fourth quarter results during an investor conference call starting at 8:30 a.m. Eastern Time today. A live webcast of the investor call as well as related presentation materials will be available on the Investor Relations section of the Company’s website, investor.solstice.com. The teleconference can be accessed by dialing 877-407-8029 (North America toll-free) or +1 201-689-8029 (international).
A replay of the webcast will be available shortly after the call concludes and will be available for 30 days following the presentation.
About Solstice Advanced Materials
Solstice Advanced Materials is a leading global specialty materials company that advances science for smarter outcomes. Solstice offers high-performance solutions that enable critical industries and applications, including refrigerants, semiconductor manufacturing, data center cooling, nuclear power, protective fibers, healthcare packaging and more. Solstice is recognized for developing next-generation materials through some of the industry's most renowned brands such as Solstice®, Genetron®, Aclar®, Spectra®, Fluka™ and Hydranal™. Partnering with over 3,000 customers across more than 120 countries and territories and supported by a robust portfolio of over 5,700 patents and pending applications, Solstice’s approximately 4,000 employees worldwide drive innovation in materials science. For more information, visit www.Solstice.com.
Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “positioned,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “could,” “believes,” “may,” “will,” “would,” “should,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this report are based on reasonable assumptions, you should be aware that a variety of factors, many of which are difficult to predict and outside of our control, could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including, but not limited to: our lack of operating history as an independent, publicly traded company and unreliability of historical consolidated financial information as an indicator of our future results; our ability to successfully develop new technologies and introduce new products; an overall decline in the health of the economy and the industries in which we operate, including as a result of inflation, tariffs and other trade barriers and restrictions, market volatility, geopolitical instability, the possibility of an economic downturn or recession or other macroeconomic factors; changes in the price and availability of raw materials that we use to produce our products, including due to factors such as supply chain disruptions and the impact of inflation; our ability to comply with complex government regulations and the impact of changes in such regulations; global climate change and related regulations and changes in customer demand; the public and political perceptions of nuclear energy and radioactive materials; economic, political, regulatory, foreign exchange and other risks of international operations; the impact of tariffs or other restrictions on foreign imports; our ability to borrow funds and access capital markets and any limitations in the terms of our indebtedness; our ability to compete successfully in the markets in which we operate; the effect on our revenue and cash flow from seasonal fluctuations and cyclical market conditions; concentrations of our credit, counterparty and market risk; our ability to successfully execute or effectively integrate potential acquisitions or complete potential divestitures; our joint ventures and strategic co-development partnerships; our ability to recruit and retain qualified personnel; potential material environmental liabilities; the hazardous nature of chemical manufacturing;

decommissioning and remediation expenses and regulatory requirements; potential material litigation matters, including disputes related to the Spin-off (as defined herein); the impact of potential cybersecurity attacks, data privacy breaches and other operational disruptions; increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to sustainability matters; failure to maintain, protect and enforce our intellectual property or to be successful in litigation related to our intellectual property or the intellectual property of others, or competitors developing similar or superior intellectual property or technology; unforeseen U.S. federal income tax and foreign tax liabilities and our ability to achieve anticipated tax treatments in connection with the Spin-off; U.S. federal income tax reform; our ability to operate as an independent, publicly traded company without certain benefits available to us as a part of Honeywell International Inc. (“Honeywell”), including managing the costs of operating as an independent company following the Spin-off; our ability to achieve some or all of the benefits that we expect to achieve from the Spin-off; our inability to maintain intellectual property agreements; potential timing, declaration, amount and payment of any dividend program the Company may adopt; potential cash contributions to benefit pension plans; and our ability to maintain proper and effective internal controls.
These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our final Information Statement, dated as of October 17, 2025, attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on October 17, 2025, as may be updated from time to time in our SEC filings. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this release, those results or developments may not be indicative of results or developments in subsequent periods.

Contacts:
Investor Relations	Media
Mike Leithead	Amy Schneiderman
(973) 370-8188	(201) 218-2302
Michael.Leithead@solstice.com	Amy.Schneiderman@teneo.com

SOLSTICE ADVANCED MATERIALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For The Three Months Ended December 31,		For The Year Ended December 31,
	2025	2024	2025	2024
Product sales	$900	$832	$3,587	$3,453
Service sales	87	81	299	317
Net sales	987	913	3,886	3,770
Costs, expenses and other
Cost of products sold	674	540	2,419	2,214
Cost of services sold	55	68	217	250
Total cost of products and services sold	729	608	2,636	2,464
Research and development expenses	27	21	97	83
Selling, general and administrative expenses	112	89	421	392
Transaction-related costs	27	20	117	26
Other expense (income)	(17)	(3)	(60)	(5)
Interest and other financial charges	23	2	28	13
Total costs, expenses and other	901	737	3,239	2,973
Income before taxes	86	176	647	797
Income tax expense	32	42	362	192
Net income	54	134	285	605
Less: Net income attributable to noncontrolling interest	13	1	48	11
Net income attributable to Solstice Advanced Materials	$41	$133	$237	$594

Basic earnings per share	$0.26	$0.84	$1.49	$3.74
Diluted earnings per share	$0.26	$0.84	$1.49	$3.74

Weighted average number of common shares outstanding - basic	158.7	158.7	158.7	158.7
Weighted average number of common shares outstanding -diluted	158.9	158.7	158.9	158.7

SOLSTICE ADVANCED MATERIALS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$534	$661
Accounts receivable, less allowances of $10 and $7, respectively	645	569
Inventories	715	558
Product loans receivable, current	300	—
Other current assets	193	73
Total current assets	2,388	1,861
Property, plant and equipment – net	2,055	1,746
Goodwill	820	806
Intangible assets – net	49	35
Deferred income taxes	6	3
Product loans receivable, noncurrent	—	264
Investments	162	146
Other noncurrent assets	192	142
Total assets	$5,673	$5,004
LIABILITIES
Current liabilities:
Accounts payable	$909	$778
Current portion of long-term debt	4	—
Product loans payable, current	320	—
Finance lease liabilities, current	14	22
Accrued liabilities and other current liabilities	467	283
Total current liabilities	1,713	1,083
Long-term debt	1,968	—
Deferred income taxes	233	179
Product loans payable, noncurrent	16	293
Finance lease liabilities, noncurrent	104	37
Other noncurrent liabilities	262	230
Total liabilities	4,296	1,822
Commitments and Contingencies
EQUITY
Common stock (par value $0.01 per share; 500,000,000 shares authorized; 158,747,196 shares issued and outstanding at December 31, 2025; 0 shares issued and outstanding at December 31, 2024)	2	—
Additional paid-in capital	1,495	—
Net Parent investment	—	3,471
Accumulated other comprehensive loss	(127)	(213)
Retained earnings	41	—
Total Solstice Advanced Materials stockholders’ equity	1,411	3,258
Noncontrolling interest	(34)	(76)
Total equity	1,377	3,182
Total liabilities and equity	$5,673	$5,004

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. These include (1) Organic sales percentage, (2) Adjusted EBITDA, (3) Adjusted EBITDA Margin, (4) Adjusted Standalone EBITDA, (5) Adjusted Standalone EBITDA margin, (6) Adjusted Standalone EBITDA - capex, (7) Cash conversion, (8) Net debt, (9) Total leverage ratio, and (10) Net leverage ratio.
Below are definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. Management believes these non-GAAP financial measures provide investors with a meaningful measure of its performance period to period, align the measures to how management evaluates performance internally, and make it easier for investors to compare our performance to peers. These measures should be considered in addition to, and not as replacements for, the most directly comparable U.S. GAAP measure. The non-GAAP financial measures we use are as follows:
•Organic sales percentage: The Company defines organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
•Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Standalone EBITDA, and Adjusted Standalone EBITDA margin: The Company defines Adjusted EBITDA as net income excluding income taxes, depreciation, amortization, interest and other financial charges, remeasurement of foreign currencies, stock-based compensation expense, pension and other postretirement expense (income), transaction-related costs, repositioning charges, asset retirement obligations accretion, asset impairment charges, litigation costs and insurance settlements (net of recoveries), gains and losses on disposal of assets, and certain other items that are otherwise of an unusual or non-recurring nature. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net sales. The Company defines Adjusted Standalone EBITDA as Adjusted EBITDA less estimated recurring and ongoing costs required to operate a new independent public company, and autonomous entity adjustments as well as adjustments for certain other employee compensation expense for employees that have historically been shared with other Honeywell businesses and were transferred to the Company in connection with the spin-off. The Company defines Adjusted Standalone EBITDA Margin as Adjusted Standalone EBITDA divided by Net sales. We believe these measures are useful to investors as they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making, as well as understanding ongoing operating trends.
•Adjusted Standalone EBITDA – capex, and Cash Conversion: The Company defines Adjusted Standalone EBITDA - capex as Adjusted Standalone EBITDA less capital expenditures. Capital expenditures represent capital expenditures incurred, whether accrued or paid in the current year. The Company defines cash conversion as Adjusted Standalone EBITDA - capex divided by Adjusted Standalone EBITDA. We believe these measures are useful to investors and management as a measure of cash generated by operations that can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.
•Net debt, total leverage ratio and net leverage ratio: The Company defines net debt as total debt less cash. The Company defines total leverage ratio as total debt divided by Adjusted EBITDA. The Company defines net leverage ratio as net debt divided by Adjusted EBITDA. For purposes of showing total leverage ratio and net leverage ratio, we use Adjusted Standalone EBITDA instead of Adjusted EBITDA. We believe these measures are useful to investors and management in understanding our overall financial condition.

Organic Sales Percentage

	For The Three Months Ended December 31,	For The Year Ended December 31,
	2025 vs 2024	2025 vs 2024
Total % change in net sales	8%	3%
Foreign currency translation	(2)%	(1)%
Acquisitions, divestitures and other, net	—%	—%
Organic sales percentage	6%	2%

Adjusted EBITDA, Adjusted Standalone EBITDA, Adjusted EBITDA margin and Adjusted Standalone EBITDA margin

	For The Three Months Ended December 31,		For The Year Ended December 31,
(Dollars in millions)	2025	2024	2025	2024
Net income attributable to Solstice Advanced Materials (GAAP)	$41	$133	$237	$594
Net income attributable to noncontrolling interest	13	1	48	11
Net income (GAAP)	$54	$134	$285	$605
Depreciation	40	49	191	175
Amortization	14	7	29	42
Interest and other financial charges	23	3	28	13
Other adjustments(1)	(8)	3	(38)	28
Stock compensation expense	8	4	27	17
Transaction-related costs	27	19	117	26
Income tax expense	32	42	362	192
Adjusted EBITDA (Non-GAAP)	$189	$261	$1,000	$1,098
Less - Standalone adjustments	—	(26)	(43)	(103)
Adjusted Standalone EBITDA (Non-GAAP)	$189	$235	$957	$995

Net Sales	$987	$913	$3,886	$3,770
Adjusted EBITDA margin (Non-GAAP)	19.1%	28.6%	25.7%	29.1%
Adjusted Standalone EBITDA Margin (Non-GAAP)	19.1%	25.8%	24.6%	26.4%
_________________
1.Other adjustments primarily consisted of gains and losses from disposal of long-lived assets, remeasurement of foreign currencies, environmental reserves, asset retirement obligations, pensions expenses, and certain legal costs, net of recoveries.

Adjusted Standalone EBITDA – capex and Cash Conversion

	For The Year Ended December 31,
(Dollars in millions)	2025	2024
Adjusted Standalone EBITDA (Non-GAAP)	$957	$995
Less: capital expenditures	(408)	(296)
Adjusted Standalone EBITDA - capex (Non-GAAP)	$549	$699
Cash conversion (Non-GAAP)	57.4%	70.3%
Net debt, total leverage ratio and net leverage ratio as of December 31, 2025

(Dollars in millions)
Total Debt	$1,972
Less: Cash and Cash Equivalents	(534)
Net Debt (Non-GAAP)	$1,438

Adjusted Standalone EBITDA (Non-GAAP)	$957

Total Leverage Ratio (Non-GAAP)	2.1	x
Net Leverage Ratio (Non-GAAP)	1.5	x

Reconciliation of Segment Adjusted EBITDA to Adjusted Standalone EBITDA

	For The Three Months Ended December 31,		For The Year Ended December 31,
(Dollars in millions)	2025	2024	2025	2024
RAS Segment Adjusted EBITDA	$190	$252	$981	$1,058
ESM Segment Adjusted EBITDA	51	57	203	201
Segment Adjusted EBITDA	$241	$309	$1,184	$1,259
Less:
Corporate and All Other	(52)	(48)	(184)	(161)
Standalone Adjustments	—	(26)	(43)	(103)
Adjusted Standalone EBITDA (Non-GAAP)	$189	$235	$957	$995